Exhibit 99.1

PRESIDIO BANK

AMENDED AND RESTATED 2006 STOCK OPTION PLAN

PRESIDIO BANK

AMENDED AND RESTATED 2006 STOCK OPTION PLAN

1.	Purposes of the Plan.

The purposes of the Presidio Bank Amended and Restated 2006 Stock Option Plan are to optimize the profitability and growth of the Company through annual and long-term incentives that are consistent with the Company’s goals and that link the personal interests of Optionees to those of the Company’s shareholders, to provide Optionees with an incentive for excellence in individual performance, and to promote teamwork among Optionees. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Optionees who make significant contributions to the Company’s success and to allow Optionees to share in that success.

Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant of an Option and subject to the applicable provisions of Section 422 of the Code and the regulations promulgated there under. The Options offered pursuant to the Plan are a matter of separate inducement and are not in lieu of salary or other compensation.

2.	Definitions.

As used herein, the following definitions shall apply:

(a)    “Administrator” means the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

(b)    “Board” means the Board of Directors of the Company, as constituted from time to time.

(c)    “Code” means the Internal Revenue Code of 1986, as amended.

(d)    “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(e)    “Common Stock” means the common stock, no par value, of the Company.

(f)     “Company” means Presidio Bank, a California banking corporation.

(g)    “Consultant” means any person who is engaged by the Company to render consulting or advisory services and is compensated for such services, and any Founder, Organizer or Director of the Company who is not also an Employee, whether compensated for such services or not. If the Company registers any class of any equity security pursuant to the Exchange Act, the term Consultant shall thereafter not include Directors who are not compensated for their services or are paid only a director’s fee.

(h)    “Continuous Status as a Director, Employee or Consultant” means that the director, employment or consulting relationship with the Company is not interrupted or terminated. Continuous Status as a Director, Employee or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or transfers to any subsidiary of the Company, or between a subsidiary and the Company or any successor. A leave of absence shall include sick leave or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract, including policies of the Company. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the day which is three months after the 91st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

(i)    “Director” means a member of the Board of Directors of the Company.

(j)    “Employee” means any person, including an Officer or Director, who is a full- or part-time salaried or hourly employee (i.e., paid in accordance with normal payroll procedures) of the Company. The payment of a director’s fee by the Company shall not be sufficient to constitute “employment.”

(k)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)    “Fair Market Value” means, as of any date, the market price of the Common Stock determined by the Administrator as follows:

(i)    If the Common Stock was traded over-the-counter on the date in question but was not traded on the Nasdaq market system, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted for the thirty trading days prior to such date by the principal automated inter-dealer quotation system on which Stock is quoted or, if Stock is not quoted on any such system, by the “Pink Sheets” published by the National Quotation Bureau, Inc. and taking the average of such amounts.

(ii)    If the Common Stock was traded over-the-counter on the date in question and was traded on the Nasdaq market, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the Nasdaq market;

(iii)    If the Common Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and

(iv)    If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Administrator in good faith on such basis as it deems appropriate. In all cases, the determination of Fair Market Value by the Administrator shall be conclusive and binding on all persons.

(m)    “Founder” and “Organizer” mean the individuals who contributed funds to the Company to pay the Company’s pre-opening expenses.

(n)    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(o)    “Nonstatutory Stock Option” means an option not intended to qualify as an Incentive Stock Option.

(p)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated there under.

(q)    “Option” means a stock option granted pursuant to the Plan.

(r)    “Optionee” means a Director, Employee or Consultant who receives an Option.

(s)    “Plan” means the Presidio Bank 2006 Stock Option Plan.

(t)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(u)    “Section 16(b)” means Section 16(b) of the Exchange Act.

(v)    “Share” means each of the shares of Common Stock subject to an Option, as adjusted in accordance with Section 11 below.

(w)    “Stock Option Agreement” shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her Option.

(x)    “Total and Permanent Disability” shall mean as defined in Section 22(e)(3) of the Code.

3.	Stock Subject to the Plan.

Subject to the provisions of Section 11 of the Plan, the maximum number of shares of Common Stock that may be issued under this Plan is 1,600,000. The Shares may be authorized but unissued or reacquired Common Stock.

If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated).

4.	Administration of the Plan.

(a)     Initial Plan Procedure. Prior to the date, if any, upon which the Company becomes subject to the Exchange Act, the Plan shall be administered by the Board or a Committee appointed by the Board.

(b)    Plan Procedure Under the Exchange Act. After the date, if any, upon which the Company becomes subject to the Exchange Act, the Plan shall be administered as follows:

(i)    Multiple Administrative Bodies. If permitted by Rule 16b-3, the Plan may be administered by different bodies with respect to Directors, Officers and Employees who are neither Directors nor Officers.

(ii)    Administration With Respect to Directors and Officers. With respect to grants of Options to Directors and Officers, including Employees who are also Officers or Directors, the Plan shall be administered by (A) the Board if the Board may administer the Plan in compliance with any applicable laws, including the rules under Rule 16b-3 relating to the disinterested administration of employee benefit plans under which Section 16(b) exempt discretionary grants and awards of equity securities are to be made, or (B) a Committee designated by the Board to administer the Plan, which Committee shall be constituted to comply with any applicable laws, including the rules under Rule 16b-3 relating to the disinterested administration of employee benefit plans under which Section 16(b) exempt discretionary grants and awards of equity securities are to be made. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefore, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by any applicable laws, including the rules under Rule 16b-3 relating to the disinterested administration of employee benefit plans under which Section 16(b) exempt discretionary grants and awards of equity securities are to be made.

(iii)    Administration With Respect to Other Employees and Consultants. With respect to grants of Options to Employees or Consultants who are neither Directors nor Officers, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which committee shall be constituted in such a manner as to satisfy the legal requirements relating to the administration of stock option plans, if any, of United States securities laws, of California banking, corporate and securities laws, of the Code, and of any applicable stock exchange (the “Applicable Laws”). Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefore, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws.

(iv)    Compliance with Section 162(m). If, at any time, awards made under the Plan shall be subject to Section 162(m) of the Code, the Plan shall be administered by a committee comprised solely of “outside directors” (within the meaning of Treas. Reg. §1.162-27(e)(3)) or such other persons as may be permitted from time to time under Section 162(m) of the Code and the Treasury Regulations promulgated there under.

(c)    Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, including the approval, if required, of any stock exchange upon which the Common Stock is listed, the Administrator shall have the authority in its discretion:

(i)    To interpret the Plan and to apply its provisions;

(ii)    To adopt, amend or rescind rules, procedures and forms relating to the Plan;

(iii)    To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(iv)    to approve forms of Stock Option Agreements for use under the Plan; and

(v)    To determine when Options are to be granted under the Plan;

(vi)    To select the Optionees;

(vii)    To determine the number of Shares to be made subject to each Option;

(viii)    To prescribe the terms and conditions of each Option and to specify the provisions of the Stock Option Agreement relating to such Option;

(ix)    To amend any outstanding Stock Option Agreement, subject to applicable legal restrictions and to the consent of the Optionee who entered into such Stock Option Agreement;

(x)    To prescribe the consideration for the grant of each Option under the Plan and to determine the sufficiency of such consideration;

(xi)    To determine the Fair Market Value of the Common Stock in accordance with Section 2(1) of the Plan; and

(x)    To take any other actions deemed necessary or advisable for the administration of the Plan.

(d)    Effect of Administrator’s Decision. All decisions, interpretations and other actions of the Administrator shall be final and binding on all Optionees, and all persons deriving their rights from an Optionee. No member of the Administrator shall be liable for any action that he or she has taken or has failed to take in good faith with respect to the Plan or any Option.

5.	Eligibility.

(a)    Nonstatutory Stock Options may be granted to Directors, Employees and Consultants. Incentive Stock Options may be granted only to Employees. A Director, Employee or Consultant who has been granted an Option may, if otherwise eligible, be granted additional Options.

(b)    Each Option shall be designated in the Stock Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and of any affiliates of the Company) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(c)     Neither the Plan nor any Option shall confer upon any Optionee any right with respect to continuation of his or her employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate his or her employment or consulting relationship at any time, with or without cause.

6.	Term of Plan.

The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company, as described in Section 18 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 13 of the Plan.

7.	Term of Option.

The term of each Option shall be the term stated in the Stock Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Stock Option Agreement.

8.	Option Exercise Price and Consideration.

(a)    Exercise Price. Each Stock Option Agreement shall specify the per share exercise price of the Option. The per share exercise price for the Shares to be issued upon exercise of any Option shall be such price as is determined by the Administrator, but shall be subject to the following:

(i)     In the case of an Incentive Stock Option:

(A)    granted to an Employee who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, the per Share exercise price shall be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)    granted to any other Employee, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii)    In the case of a Nonstatutory Stock Option the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(b)    General Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option shall be determined by the Administrator at the time of grant. Such consideration shall be payable (i) in lawful money of the United States of America in cash or by certified check, official bank check, or the equivalent thereof acceptable to the Company at the time when such Shares are purchased, (ii) if permitted by the Company and subject to the provisions of subsection (c) below, by means of (A) a Stock Tender Exercise, (B) a Cashless Exercise or (C) a Net Exercise; (iii) by such other consideration as may be approved by the Board or the Administrator from time to time to the extent permitted by applicable law, or (iv) by any combination of those methods of payment. The Board or the Administrator may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(c)     Alternative Exercise Methods.

(i)     A “Stock Tender Exercise” means the delivery of a properly executed exercise notice accompanied by the Optionee’s tender to the Company, in a form acceptable to the Company of whole shares of Common Stock having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. The

Optionee shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such whole shares tendered to the Company. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, the Option may not be exercised by tender to the Company of shares of Common Stock unless such shares either have been owned by the Optionee for a period of time required by the Company (and not used for another option exercise) or were not acquired, directly or indirectly, from the Company.

(ii)    A “Cashless Exercise” means the delivery of a properly executed exercise notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Optionees specified by the Company notwithstanding that such program or procedures may be available to other Optionees.

(iii)    A “Net Exercise” means the delivery of a properly executed exercise notice followed by a procedure pursuant to which the Company will reduce the number of shares otherwise issuable to the Optionee upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. The Optionee shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

9.	Exercise of Option.

(a)    Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator and as permissible under the terms of the Plan, but (except with respect to Options granted to Founders or Organizers) in no case at a rate of less than twenty percent (20%) per year over five (5) years from the date the Option is granted. The right to exercise an Option may be conditioned on specific performance criteria with respect to the Company and/or the Optionee. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 8 hereof. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote, receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 hereof.

Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)    Termination of Employment or Consulting Relationship. Except as otherwise provided in the Optionee’s Stock Option Agreement or in subsections (c) and (d) below, in the event of termination of an Optionee’s Continuous Status as a Director, Employee or Consultant (but not in the event of an Optionee’s change of status from Employee to Director or Consultant (in which case an Employee’s Incentive Stock Option shall automatically convert to a Nonstatutory Stock Option three months and one day following such change of status) or from Director or Consultant to Employee), such Optionee may, but only within ninety (90) days after the date of such termination (and in no event later than the expiration date of the term of such Option as set forth in the Stock Option Agreement), exercise his or her Option to the extent that the Optionee was entitled to exercise it at the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of such termination, or if the Optionee does not exercise such Option to the extent so entitled within the time specified herein (or the time specified in the Optionee’s Stock Option Agreement, as applicable), the Option shall terminate.

(c)    Death or Total and Permanent Disability of Optionee. In the event of termination of an Optionee’s Continuous Status as a Director, Employee or Consultant as a result of his or her death or Total and Permanent Disability, the term of the Option shall expire twelve (12) months (or such other period specified in the Optionee’s Agreement) after such death or Total and Permanent Disability but not later than the original expiration date specified in the Agreement, provided, however, that the expiration of the term of a Nonstatutory Stock Option may be extended for such further period as the Administrator, in its sole discretion, may determine, to a date not later than the original expiration date specified in the Stock Option Agreement. If the Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d)    Termination of Participant for Cause. If the Optionee’s employment with the Bank terminates (by resignation or otherwise) for cause, all Options shall expire immediately upon such termination (notice or advice of which shall subsequently be given by the Bank), and thereafter neither the Optionee nor the Optionee’s estate shall have any rights under the Option whatsoever, whether or not after such termination the Optionee may receive payment from the Bank for paid time off, for services rendered prior to termination, for services for the day on which termination occurred, for salary in lieu of notice or for other benefits. For purposes of this Paragraph (d), “cause” shall mean an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Bank or its shareholders, disclosure of any of the secrets or confidential information of the Bank, the inducement of any client or customer of the Bank to break any contract with the Bank, or the inducement of any principal for whom the Bank acts as agent to terminate such agency relationship, the engagement of any conduct which constitutes unfair competition with the Bank, the removal of the Optionee from office by any court or bank regulatory agency, or such other similar acts which the Administrator in its discretion reasonably determines to constitute good cause for termination of Optionee’s Service.

(e)    In the case of a consultant, the meaning of “termination” or “termination of employment” includes the date that the individual ceases to provide services to the Bank. In the case of a non-employee Director, the meaning of “termination” includes the date that the individual ceases to be a Director of the Bank.

(f)    Rule 16b-3. Options granted to a person subject to Section 16(b) of the Exchange Act must comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

10.	Non-Transferability of Options.

Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

11.	Adjustments Upon Changes in Capitalization or Terminating Event.

(a)    Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no Options have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Option, as well as the price for each share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a reorganization, merger, recapitalization, stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, partial or complete liquidation or otherwise, without consideration to the Company, or any other increase or decrease as determined by the Administrator. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to an Option. Any adjustment under this Section shall be made by the Administrator, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of Common Stock shall be issued or made available under the Plan on account of any such adjustment, and fractional share interests shall be disregarded and the fractional share interest shall be rounded down to the nearest whole number.

(b)    Reservation of Rights. Except as provided in this Section 11, an Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

(c)    Terminating Events. A Terminating Event shall be defined as any one of the following events: (i) a dissolution or liquidation of the Company; (ii) a reorganization, merger or consolidation of the Company with one or more corporations, as the result of which (A) the Company is not the surviving corporation or (B) the Company becomes a subsidiary of another corporation (which shall be deemed to have occurred if another corporation shall own directly or indirectly, over 50 percent of the aggregate voting power of all outstanding equity securities of the Company); (iii) a sale of substantially all the assets of the Company to another corporation; (iv) a sale of the equity securities of the Company representing more than 50 percent of the aggregate voting power of all outstanding equity securities of the Company to any person or entity, or any group of persons and/or entities acting in concert; or (v) the individuals who, as of commencement of banking operations by the Company, are members of the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment of any new director or the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a “Person”) (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(d)    Effect of Terminating Event on Awards. Upon a Terminating Event the Company shall deliver to each Optionee, no less than thirty days prior to the Terminating Event, written notification of the Terminating Event and the Optionee’s right to exercise all Options granted pursuant to this Plan, whether or not vested under this Plan or applicable Stock Option Agreement, and all outstanding Options granted pursuant to this Plan shall completely vest and become immediately exercisable as to all Shares granted pursuant to the Option immediately prior to such Terminating Event. Upon the occurrence of the Terminating Event all then outstanding Options and the Plan shall terminate; provided, however, that any outstanding Options not exercised as of the occurrence of the Terminating Event shall not terminate if there is a successor corporation which assumes the outstanding Options or substitutes for such Options, new options covering the stock of the successor corporation with appropriate adjustments as to the number and kind of shares and exercise prices.

(i)    Each outstanding restricted stock award and restricted stock unit award shall immediately and completely vest immediately prior to the Terminating Event, and, subject to any limitations constraints necessary for compliance with Section 409A of the Code, the shares of Common Stock subject to each outstanding restricted stock unit shall immediately be delivered to the holder of the award. Subject to subsection (iii) below, each share of Common Stock vested and delivered immediately prior to the Terminating Event shall be entitled to receive the same consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Terminating Event is entitled (and if holders are offered a choice of consideration, shall be given such choice).

(ii)    The Board may, in its discretion and without the consent of any Optionee or other award holder, but subject to any limitations constraints necessary for compliance with Section 409A of the Code, determine that, upon the occurrence of a Terminating Event, each or any award or portion thereof outstanding immediately prior to the Terminating Event and not previously exercised or settled shall be canceled in exchange for a payment with respect to each share of Common Stock subject to such canceled award in (A) cash, (B) stock of the Company or of a corporation or other business entity a party to the Terminating Event, or (C) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Common Stock in the Terminating Event, reduced (but not below zero) by the exercise price or purchase price per share, if any, under such award. If any portion of such consideration may be received by holders of Common Stock pursuant to the Terminating Event on a contingent or delayed basis, the Board may, in its sole discretion, determine such Fair Market Value per share as of the time of the Terminating Event on the basis of the Board’s good faith estimate of the present value of the probable amount of future payment of such consideration. In the event such determination is made by the Board, an award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Common Stock in the Terminating Event may be canceled without payment of consideration to the holder thereof. Payment pursuant to this subsection (reduced by applicable withholding taxes, if any) shall be made to Optionees and other award holders in respect of their canceled awards as soon as practicable following the date of the Terminating Event.

(e)    Compliance with Incentive Stock Option Provisions. Notwithstanding anything to the contrary herein, each adjustment made to an Incentive Stock Option pursuant to subsection (a) of this Section 11 shall comply with the rules of Section 424(a) of the Code, and no such adjustment shall be made that would cause any Incentive Stock Option to become a Nonstatutory Stock Option.

12.	Time of Granting Options.

The date of grant of an Option shall, for all purposes, be the date on which the Administrator makes the determination granting such Option, or such other date as is determined by the Administrator. Notice of the determination shall be given to each person to whom an Option is so granted within a reasonable time after the date of such grant.

13.	Amendment and Termination of the Plan.

(a)    Amendment and Termination. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any Optionee under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Rule l6b-3 under the Exchange Act or with Section 422 of the Code (or any other applicable law or regulation, including the requirements of the NASD or an established stock exchange), the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

(b)    Effect of Amendment or Termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any Share previously issued previously granted under the Plan.

14.	Conditions Upon Issuance of Shares.

(a)    Securities Laws. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the California Financial Code, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange on which the Company’s securities may then be listed. The certificates representing the shares of Common Stock purchased under any Option granted under this Plan may contain such legends as counsel for the Company shall deem necessary to comply with any applicable securities law, rule, or regulation.

All Options granted under the Plan are subject to the requirement that if at any time the Administrator shall determine in its discretion that the listing or qualification of the Shares subject thereto on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, or if, in the opinion of counsel to the Company, compliance with any state or federal securities laws is necessary or desirable as a condition of or in connection with the issuance of Shares under the Option, the Optionee’s right to exercise any and all Options shall be suspended unless such listing, qualification, consent, approval, or compliance shall have been effected or obtained free of any condition not acceptable to the Administrator.

(b)    Tax Withholding. Prior to the exercise of any Option, the Optionee must pay, or make arrangements acceptable to the Company for the payment of any and all federal, state and local tax withholding that in the opinion of the Company is required by law. The Company shall have the right to withhold, at the time of delivery or vesting of Shares under the Plan, an appropriate number of Shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.

15.	Exercise or Forfeiture at Direction of FDIC.

Options granted pursuant to the Plan shall be subject to the right of the Company to require that unexercised options be either immediately exercised or (at the option of the Optionee) forfeited in the event the Federal Deposit Insurance Corporation directs the Company to require immediate exercise or forfeiture as a result of the Company’s capital failing to meet minimum regulatory capital requirements.

16.	Reservation of Shares.

During the term of this Plan, the Company shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by Company counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

17.	Stock Option Agreements.

(a)    Provisions of Stock Option Agreements. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement executed by the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Administrator deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

(b)     Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 11. The Stock Option Agreement shall also specify whether the Option is an Incentive Stock Option or a Nonstatutory Stock Option. For as long as the Code shall so provide, Options granted to any Employee under the Plan (and any other incentive stock option plans of the Company or its affiliates) which are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such Options, in the aggregate, become exercisable for the first time in any one (1) calendar year for shares of Common Stock with an aggregate fair market value (determined as of the respective date or dates of grant) of more than $100,000.

18.	Shareholder Approval.

Continuance of the Plan shall be subject to approval by the shareholders of the Company within 12 months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree and manner required under applicable state and federal law and the rules of any stock exchange upon which the Common Stock is listed.

19.     Governing Law; Integration.

This Plan and the rights and obligations of the Company and the participants in this Plan shall be governed and construed according to the domestic substantive laws of the State of California without giving effect to choice or conflict of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction. This Plan and the Stock Option Agreements entered into from time to time pursuant to the Plan constitute the sole understanding of the Company and the participants with respect to the subject matter of the Plan and the Stock Option Agreements.

20.    Restricted Stock Awards

(a)     Restricted Stock Awards. Notwithstanding any other provision of the Plan to the contrary, the Administrator may grant restricted stock awards to Directors, Employees and Consultants pursuant to a restricted stock purchase agreement. Each restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The terms and conditions of the restricted stock purchase agreements may change from time to time, and the terms and conditions of separate restricted stock purchase agreements need not be identical.

(b)     Consideration. At the time of grant of a restricted stock award, the Administrator will determine the consideration, if any, to be paid by the recipient upon purchase of Common Stock subject to the restricted stock award. To the extent required by applicable law, the consideration to be paid by the recipient for each share of Common Stock subject to a restricted stock award will not be less than the par value of a share of Common Stock. The Administrator may permit payment, in its sole discretion, according to a deferred payment or other similar arrangement with the recipient or in any other form of legal consideration that may be acceptable to the Administrator in its discretion.

(c)     Vesting. Subject to the “Repurchase Limitation” in Section 22, shares of Common Stock acquired under the restricted stock purchase agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Administrator.

(d)     Termination of Recipient’s Continuous Status as a Director, Employee or Consultant. Subject to the “Repurchase Limitation” in Section 22, in the event that a recipient’s Continuous Status as a Director, Employee or Consultant terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the recipient as of the date of termination under the terms of the restricted stock purchase agreement.

(e)     Transferability. Except as otherwise determined by the Administrator, rights to acquire shares of Common Stock under the restricted stock purchase agreement shall not be transferable except by will or by the laws of descent and distribution or with the prior written consent of the Company, to a trust if the recipient is considered the sole beneficial owner for tax purposes and under applicable law of the right to acquire shares of Common Stock under the restricted stock purchase agreement while it is held in trust.”

21.    Restricted Stock Unit Awards.

(a)     Restricted Stock Unit Awards. Notwithstanding any other provision of the Plan to the contrary, the Administrator may grant restricted stock unit awards to Directors, Employees and Consultants pursuant to a restricted stock unit award agreement. Each restricted stock unit award agreement shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The terms and conditions of restricted stock unit award agreements may change from time to time, and the terms and conditions of separate restricted stock unit award agreements need not be identical.

(b)     Consideration. At the time of grant of a restricted stock unit award, the Administrator will determine the consideration, if any, to be paid by the recipient upon delivery of each share of Common Stock subject to the restricted stock unit award. To the extent required by applicable law, the consideration to be paid by the recipient for each share of Common Stock subject to a restricted stock unit award will not be less that the par value of a share of Common Stock.

(c)     Vesting. At the time of grant of a restricted stock unit award, the Administrator shall impose such restrictions or conditions to the vesting of the restricted stock unit award as it, in its absolute discretion, deems appropriate. The Administrator may condition the vesting of the restricted stock unit award upon the attainment of specified performance objectives established by the Administrator or such other factors as the Administrator may determine in its sole discretion, including time-based vesting.

(d)     Payment. A restricted stock unit award will be denominated in shares of Common Stock equivalents. A restricted stock unit award will be settled by the delivery of shares of Common Stock immediately upon vesting unless otherwise specified in the applicable restricted stock unit award agreement.

(e)     Termination of Recipient’s Continuous Status as a Director, Employee or Consultant. Except as otherwise provided in the applicable restricted stock unit award agreement, such portion of the restricted stock unit award that has not vested will be forfeited upon the recipient’s termination of Continuous Status as a Director, Employee or Consultant for any reason.

(f)     Transferability. Restricted stock units shall be transferable by the recipient only upon such terms and conditions as are set forth in the restricted stock unit agreement, or as the Administrator shall determine in its discretion.”

22.    Repurchase Limitation. The terms of any repurchase option in favor of the Company shall be specified in the restricted stock purchase agreement. Except as otherwise determined by the Administrator, any repurchase option contained in a restricted stock purchase agreement shall be upon the following terms: (i) if the repurchase option gives the Company the right to repurchase vested shares of Common Stock upon termination of Continuous Status as a Director, Employee or Consultant, then such option shall be exercisable at not less than the Fair Market Value per share thereof on the date of termination of Continuous Status as a Director, Employee or Consultant; (ii) if the repurchase option gives the Company the right to repurchase unvested shares of Common Stock upon termination of Continuous Status as a Director, Employee or Consultant, then such option shall be exercisable at the lower of: (1) the Fair Market Value per share on the date of repurchase; or (2) the original purchase price; and (iii) the option shall be exercised (if at all) for cash or cancellation of purchase money indebtedness for the shares of Common Stock within 90 days of termination of Continuous Status as a Director, Employee or Consultant or such longer period as may be agreed to by the Company and the recipient (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding “qualified small business stock”).”

23.    Incorporation and Interpretation of Sections. Sections 1, 2, 3, 4, 5, 6, 11, 12, 13, 14, 15, 16, 18 and 19 of the Plan shall be interpreted to apply to restricted stock awards and restricted stock unit awards.